SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2004

IMCO RECYCLING INC.

(Exact name of Registrant as specified in charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 North O’Connor Blvd., Suite 1500 Central Tower at Williams Square Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 401-7200

ITEM 5.	Other Events.

On April 14, 2004, IMCO Recycling Inc. (the “Company”) announced that Richard L. Kerr, Executive Vice President and President, Aluminum Operations of the Company, had been appointed as interim President and Chief Executive Officer of the Company, and that John E. Balkcom, a director of the Company, had been appointed Chairman of the Board, replacing Don V. Ingram who had left the Company.

The Company and Mr. Ingram have since entered into an agreement specifying the terms of Mr. Ingram’s separation. Under this agreement, Mr. Ingram retired from the Company effective as of April 12, 2004 and resigned his positions of President, Chief Executive Officer and Chairman of the Board. He has also resigned as a director of the Company.

Under the terms of the separation agreement, IMCO made a cash payment of $1,500,000 to Mr. Ingram and accelerated the vesting of 450,000 shares of restricted stock that Mr. Ingram had previously been granted under his employment agreement, which was terminated. His remaining shares of restricted stock and his restricted stock units were forfeited. Mr. Ingram’s stock options and performance share units will continue to be governed by the applicable post-termination provisions under the terms of the plans and agreements governing them. Consistent with the terms of his employment agreement, for the lesser of 36 months or until comparable coverage is obtained from another employer, Mr. Ingram will be entitled to continue to participate under IMCO’s hospitalization, medical, disability and similar benefit plans to the extent participation is permitted. If his participation is not so permitted, IMCO will provide substantially similar benefits at no greater cost to him than what he would pay if participation had been permitted. In addition, Mr. Ingram gave IMCO a general release of all claims.

The separation agreement also contains standstill provisions obligating Mr. Ingram, until May 1, 2005, to vote his shares of common stock in the same proportions as the other IMCO stockholders, not to solicit proxies in opposition to IMCO’s board of directors, and not to engage in certain activities that would accumulate his shares with others. These provisions also contain covenants on Mr. Ingram’s part not to acquire or sell IMCO shares of common stock, subject to certain permitted exceptions.

ITEM 7.	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Agreement and General Release dated April 20, 2004 by and between Don V. Ingram, IMCO Recycling Inc. and IMCO Management Partnership L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCO RECYCLING INC.

Dated: April 30, 2004	/s/ ROBERT R. HOLIAN
Robert R. Holian Senior Vice President and Controller

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Agreement and General Release dated April 20, 2004